Exhibit 10(b)
FOURTH AMENDMENT TO PRIVATE LABEL
BUSINESS CREDIT PROGRAM AGREEMENT
     This Fourth Amendment to Private Label Business Credit Program Agreement (“Amendment”) is made effective as of the ___day of September 2006, by and between LESCO, Inc., an Ohio corporation (“LESCO”), LESCO Services, Inc., an Ohio corporation (“LSI”), AIM Lawn & Garden Products, Inc., an Ohio corporation (“AIM”), and LESCO Technologies, LLC, a Nevada limited liability company (“LTLLC” and together with LESCO, LSI and AIM, the “LESCO Parties”), on the one hand, and GE Capital Financial Inc., a Utah industrial loan corporation (“Bank”), on the other, and amends that certain Private Label Business Credit Program Agreement, dated December 16, 2003, by and among Bank and the LESCO Parties (as the same has been and may further be amended from time to time, the “Agreement”).
RECITALS:
     WHEREAS, Bank and the LESCO Parties desire to amend the provisions of the Agreement relating to the financial covenant set forth therein in conjunction with the replacement of LESCO’s working capital credit facility.
     NOW THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, the LESCO Parties and Bank agree as follows:
I. AMENDMENTS TO AGREEMENT
     (a) Amendment to Section 6.7(c). Section 6.7(c) of the Agreement is hereby amended by deleting the existing Section 6.7(c) in its entirety and replacing it with the following:
(c)(i) LESCO will satisfy the applicable financial covenant set forth on Schedule 6.7(c) (as determined in accordance with clause (ii) below). Within forty five (45) days after the end of each fiscal quarter, and ninety (90) days after the end of each fiscal year of LESCO, LESCO will deliver to Bank a written certification by the chief financial officer of LESCO certifying that for such quarter LESCO is in compliance with the applicable financial covenant set forth in Schedule 6.7(c) or, if not, providing a reasonably detailed explanation as to the reasons for and the status of LESCO’s non-compliance. Each such certificate shall set forth in a manner reasonably acceptable to Bank the calculation of such compliance (including, in any case in which Available Borrowing Capacity (as such term is defined in Schedule 6.7(c)) is at issue pursuant to Paragraph (I) of Schedule 6.7(c), the borrowing base certificate (or similar instrument) upon which such certification is based).
(ii) For the calendar quarter ending on June 30, 2007, if LESCO has at least Ten Million Dollars ($10,000,000) of “unrestricted cash on hand” (including “unrestricted cash equivalents” in the form of certificates of deposit, negotiable instruments or securities subject to immediate sale), then, for the duration of the Term the “applicable financial covenant” referred to in clause (i) above shall be that set forth in Paragraph (I) of Schedule 6.7(c). If, on the other hand, LESCO has not met the minimum cash requirement set forth in the preceding sentence as of June 30, 2007, then, for the duration of the Term the “applicable financial covenant” shall be that set forth in Paragraph (II) of Schedule 6.7(c). For purposes of clarity, “unrestricted cash on hand” and “unrestricted cash equivalents” means cash or cash equivalents available to the LESCO Parties and with respect to which there do not exist any applicable use restrictions (including, without limitation, under the Working Capital Credit Facility).
     (b) Amendment to Schedule 6.7(c). Schedule 6.7(c) of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule 6.7(c) attached hereto.
II. ADDITIONAL PROVISIONS
     (a) Within fifteen (15) days after the effective date of this Amendment, LESCO shall pay to Bank Thirty-Two Thousand Five Hundred Dollars ($32,500). Upon the receipt of such amount, Bank shall allocate Twenty Five Thousand Dollars ($25,000) to the Marketing Fund for use in connection with the implementation costs of the marketing plans developed by the parties pursuant to Section 5.1 of the Agreement. Bank shall be entitled to retain the remaining Seven Thousand Five Hundred Dollars ($7,500) for its own account.
     (b) The provisions of Section 6.7(c) of the Agreement (as hereby amended by clause I.(a) above) to the contrary notwithstanding, for the calendar quarters ending September 30, 2006, December 31, 2006 and March 31, 2007, Bank hereby acknowledges and agrees that LESCO shall not be required to comply with the provisions of such Section (or the related financial covenant set forth in Schedule 6.7(c)).
III. GENERAL
     (a) Definitions. Capitalized terms used in this Amendment, unless defined herein, shall have the meanings specified in the Agreement.
     (b) Authority for Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of the LESCO Parties and Bank and upon execution by each party, will constitute a legal, binding obligation thereof.
     (c) Effect of Amendment. Except as specifically amended hereby, the Agreement, and all terms contained therein, remains in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof.
     (d) Binding Effect; Severability. Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this Amendment and in whose favor the provisions of this Amendment shall inure. In case any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (e) Further Assurances. The parties hereto agree to execute such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this Amendment and the consummation of the transactions contemplated hereby and thereby.
     (f) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah.
     (g) Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. Transmission by facsimile of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart; provided however, that the parties hereby agree to deliver to each other an original of such counterpart promptly after delivery of the facsimile.
     (h) Effective Date of Amendment. This Amendment shall become effective as of the effective date set forth below when executed and delivered by the parties hereto.
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     IN WITNESS WHEREOF, the LESCO Parties and Bank have caused this Amendment to be executed by their respective duly authorized officers as of the date set forth below.
EFFECTIVE DATE: September 26, 2006

BANK:
GE CAPITAL FINANCIAL INC.
By:	/s/ G.A. Laufer

Name:	Gregory Laufer

Title:	EVP

LESCO:
LESCO, INC.
By:	/s/ Michael A. Weisbarth

Name:	Michael A. Weisbarth

Its:	V.P., CFO and Treasurer

LESCO SERVICES, INC.
By:	/s/ Michael A. Weisbarth

Name:	Michael A. Weisbarth

Its:	V.P., CFO and Treasurer

LESCO TECHNOLOGIES, LLC
By:	/s/ Michael A. Weisbarth

Name:	Michael A. Weisbarth

Its:	V.P., CFO and Treasurer

AIM LAWN & GARDEN PRODUCTS, INC.
By:	/s/ Michael A. Weisbarth

Name:	Michael A. Weisbarth

Its:	V.P., CFO and Treasurer

SCHEDULE 6.7(c)
To
Business Credit Program Agreement
LESCO Financial Covenants
From the Program Commencement Date until the expiration or earlier termination of the Term, LESCO shall satisfy and perform in the manner set forth below either the financial covenant set forth in Paragraph (I) below or the financial covenant set forth in Paragraph (II) below (in each case, pursuant to the provisions of clause (ii) of Section 6.7(c)) and report its compliance therewith in the manner set forth in clause (i) of Section 6.7(c):
(I) Minimum Availability; Fixed Charge Coverage Ratio. At the end of each fiscal quarter of LESCO, LESCO, on a consolidated basis, shall have Available Borrowing Capacity of not less than Ten Million Dollars ($10,000,000); provided that, if for any fiscal quarter, LESCO fails to satisfy the Available Borrowing Capacity requirement, then LESCO shall satisfy the Fixed Charge Covenant Ratio set forth in Paragraph (II) below. LESCO acknowledges and agrees that, if, as of the end of any fiscal quarter, it is not party to a valid and binding Working Capital Credit Facility, the financial covenant in Paragraph (II) below shall apply.
(II) Fixed Charge Coverage Ratio. At the end of each fiscal quarter of LESCO, LESCO, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio for the immediately preceding four fiscal quarters, of not less than 1.00 to 1.00. The costs and expenses incurred by LESCO in connection with the negotiation and implementation of its Working Capital Credit Facility with National City Business Credit, as agent, National City Bank, as issuer, and the other lenders signatory thereto, dated on or about September 27, 2006, shall not be taken into account in calculating the Fixed Charge Coverage ratio for the fiscal quarter(s) in which such charges occur.
As used in this Schedule, the following terms shall have the following meanings:
“Available Borrowing Capacity” means, as of any date and for any given amount, the unqualified right of LESCO to draw such amount on its Working Capital Credit Facility as of such date.
“Capital Expenditures” shall mean any expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.
“Earnings Before Interest and Taxes” shall mean for any fiscal period the sum of (i) net income (or loss) of the LESCO Parties determined on a consolidated basis for such period (excluding extraordinary gains and extraordinary non-cash losses) in accordance with GAAP, (ii) plus all interest expense of the LESCO Parties determined on a consolidated basis for such period in accordance with GAAP and (iii) plus all charges against or minus credits to income of the LESCO Parties for federal, state and local taxes determined on a consolidated basis for such period in accordance with GAAP.
“EBITDA” shall mean for any fiscal period the sum of (i) Earnings Before Interest and Taxes for such period, (ii) plus depreciation expenses of the LESCO Parties determined on a consolidated basis for such period, and (iii) plus amortization expenses of the LESCO Parties determined on a consolidated basis for such period in accordance with GAAP.
“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures that were not specifically funded by Indebtedness (other than advances under the Working Capital Credit Facility (but excluding letter of credit obligations thereunder)) of the LESCO Parties on a consolidated basis with respect to such period, minus cash taxes paid by the LESCO Parties on a consolidated basis with respect to such period minus cash dividends and cash distributions of the LESCO Parties on a consolidated basis with respect to such period (provided that such dividends or distributions shall be consistent with any then existing Working Capital Credit Facility) to (b) Fixed Charges.
“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) cash interest expense of the LESCO Parties determined on a consolidated basis with respect to such period in accordance with GAAP, plus (b) scheduled principal payments on Indebtedness of the LESCO Parties on a consolidated basis with respect to such period (for the avoidance of doubt, Fixed Charges shall not include any payment on advances under the Working Capital Credit Facility).
“GAAP” means Generally Accepted Accounting Principles in effect from time to time in the United States, consistently applied.
“Indebtedness” of a person at a particular date shall mean all obligations of such person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all hedging obligations (e.g. swap contract and similar obligations), indebtedness, debt and other similar monetary obligations of such person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a lien on assets owned by such person, whether or not such indebtedness actually shall have been created, assumed or incurred by such person. Any indebtedness of such person resulting from the acquisition by such person of any assets subject to any lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.
“Working Capital Credit Facility” means the Revolving Credit and Security Agreement by and among LESCO and those of its affiliates signatory thereto, on the one hand, and National City Business Credit, National City Bank and certain other lenders signatory thereto from time to time, on the other. Working Capital Credit Facility shall also mean any working capital line or facility entered into by LESCO and any of its affiliates which replaces the credit facility referred to in the preceding sentence.